EXHIBIT 5.1





                    WOHLFORTH, ARGETSINGER, JOHNSON & BRECHT

                           A PROFESSIONAL CORPORATION
JULIUS J. BRECHT                                                     TELEPHONE
CHERYL RAWLS BROOKING                                             (907) 276-6401
CYNTHIA L. CARTLEDGE            ATTORNEYS AT LAW
ROBERT M. JOHNSON
BRADLEY E. MEYEN           900 WEST 5TH AVENUE, SUITE 600            FACSIMILE
KENNETH E. VASSAR                                                 (907) 276-5093
ERIC E. WOHLFORTH           ANCHORAGE, ALASKA 99501-2048


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    OF COUNSEL
PETER ARGETSINGER





                                 October 4, 1996


John M. Lowber
Senior Vice President and
 Chief Financial Officer
General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, AK 99503

        RE: Opinion as to the Legality of Certain Shares to be Registered Pursuant to an Offering by General Communication, Inc. and Issued in Conjunction with Acquisition of Securities of Prime Cable of Alaska, L.P. and Assets of Alaskan Cable Network Companies; Our File No. 618.1044

Dear Mr. Lowber:

        You have requested an opinion from this firm on behalf of General Communication, Inc. ("Company") in connection with the registration of certain shares of Class A Common Stock of the Company to be offered to four television cable companies in conjunction with the Company's acquisition of securities and assets of those companies ("Company Stock"). This acquisition is part of an acquisition by the Company of seven cable television companies. However, this opinion is limited to the issuance of Company Stock to four of those companies as further described in this letter.

                                      FACTS

        It is this firm's understanding that certain material facts surrounding the proposed transactions are represented by the Company as follows ("Facts"):

         1. On April 12, 1996 a teleconference meeting of the board of directors of the Company ("Board"), was held at which the Board approved a resolution ("Resolution") which states that, among other things, the Company is authorized

                                                         REGISTRATION STATEMENT
to enter into separate purchase agreements in the form of agreements substantially as presented to the Board, with seven cable television companies providing services in Alaska. Four cable television companies will receive, as part of their consideration, 14,723,077 shares of Company Class A common stock according to two agreements as follows:

                 (a) An agreement with Prime Cable of Alaska, L.P., a Delaware limited partnership ("Prime") offering 11,800,000 shares of Company Stock to the holders, directly or indirectly, of all of the limited and general partner interests of Prime (for subsequent distribution to the security holders of those partners) and the holders of equity participation interests in Prime; and

                 (b) An agreement with Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc., and Alaskan Cable Network/Ketchikan-Sitka, Inc. (collectively "Alaskan Cable") offering 2,923,077 shares of Company Stock to Alaskan Cable for subsequent distribution to the respective sole shareholder of each of the three corporations comprising Alaskan Cable;

         2. The Company received a Certificate of Incorporation from the State of Alaska dated July 16, 1979, and its Articles of Incorporation have been restated as of November 25, 1986, August 14, 1990, February 3, 1992, and August 16, 1993 ("Articles") and such Articles are on file with the Alaska Department of Commerce and Economic Development. The Articles state that the Company is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under the Alaska Corporations Code. The Articles state that the Company has the power to issue and sell its Class A common stock; and

         3. As of the date of this letter, the Company was current on the filing of its biennial corporate report and payment of its corporation tax under the Alaska Corporations Code.

         4. Copies of the Articles,  the current Bylaws (as revised on March 23,
1993), the Certificate of Incorporation, and the Resolution (collectively, the "Corporate Documents") have been delivered to this firm.

                               CONCLUSIONS OF LAW

         Copies of the Articles, the current Bylaws (as revised on March 23, 1993), the Certificate of Incorporation, and the Resolution (collectively, the "Corporate Documents") have been delivered to this firm. Based upon the foregoing Facts and our review of Corporate Documents, we are of the opinion as follows:


                                                         REGISTRATION STATEMENT

         1. The Corporate Documents are consistent with the Alaska Corporations Code and applicable Alaska law.


         2. The Company Stock, when issued, will represent legally issued, fully paid and nonassessable shares of Class A common stock of the Company; and

         3. Each holder of a share of the Company Stock will be entitled to the benefits of a shareholder pro rata based upon ownership of outstanding shares of the Class A common stock of the Company.

        We have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion with respect to factual matters or changes in the law which may hereafter occur.

        Other than as an exhibit in the registration of the Company Stock under the federal Securities Act of 1933, as amended, and under registration or exemption under other applicable state securities laws, this letter must not be quoted or referred to in the Company's financial statements or provided to persons other than the officers and directors of the Company without prior consultation with us or without our prior written consent.

                                             WOHLFORTH, ARGETSINGER,
                                             JOHNSON & BRECHT, A
                                             Professional Corporation

                                                   /S/


                                                         REGISTRATION STATEMENT
                                                                         II-594